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                                                                     EXHIBIT 5.1

                [Letterhead of Morris, Manning & Martin, L.L.P.]



                                December 3, 1999

Telemate.Net Software, Inc.
4250 Perimeter Park South, Suite 200
Atlanta, Georgia  30341

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for Telemate.Net Software, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 4,712,614 shares of the Company's common stock, $0.01 par value per share (the "Shares"), including (i) 3,712,614 Shares issuable pursuant to the Telemate Software, Inc. Stock Incentive Plan and (ii) 1,000,000 Shares issuable pursuant to the Telemate.Net Software, Inc. 1999 Stock Incentive Plan, (collectively, the "Plans").

         We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.

                                          Very truly yours,

                                          /s/ Morris, Manning & Martin, L.L.P.
                                          ------------------------------------

                                          MORRIS, MANNING & MARTIN, L.L.P.